                                                                      EXHIBIT 99



                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 11-K


[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
     OF 1934


For the year ended December 31, 1999.


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


For the transition period from __________ to __________.

Commission file number 333-26029

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   FIRST NATIONAL BANK EMPLOYEES' SAVINGS PLAN

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           FIRST NATIONAL CORPORATION
                         950 JOHN C. CALHOUN DRIVE, S.E.
                        ORANGEBURG, SOUTH CAROLINA 29115

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN

                              FINANCIAL STATEMENTS
                         WITH SUPPLEMENTARY INFORMATION
                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                                       AND
                          INDEPENDENT AUDITORS' REPORT

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN


                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Independent Auditors' Report                                                 2
Statements of Net Assets Available for Benefits                              3
Statements of Changes in Net Assets Available for Benefits                   4
Notes to Financial Statements                                               5-8
Supplementary Information:
   Schedule of Assets Held for Investment Purposes                           9
   Schedule of Reportable Transactions                                      10

                    [J.W. Hunt and Company, LLP Letterhead]



                          INDEPENDENT AUDITORS' REPORT



To the Administrative Committee of
First National Bank Employees' Savings Plan


We have audited the accompanying statements of net assets available for benefits of the First National Bank Employees' Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of First National Bank Employees' Savings Plan as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets Held for Investment Purposes and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Columbia, South Carolina
June 8, 2000

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN


   STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS, DECEMBER 31, 1999 AND 1998

------------------------------------------------------------------------------------------------

                                                  ...... PARTICIPANT DIRECTED ......
                                      ................... DECEMBER 31, 1999 ....................
                                                                             FIRST
                                      FIXED        ASSET        INDEXED    NATIONAL
                                      INCOME      MANAGER       EQUITY       CORP.
                                       FUND         FUND         FUND     STOCK FUND     TOTAL
                                       ----         ----         ----     ----------     -----
ASSETS:
  Investments, at contract value
    New York Life Insurance
      Company, Investment
      Contracts                     $2,117,167   $2,705,562   $3,315,349   $     --   $8,138,078
                                    ------------------------------------------------------------

  Investments, at fair value:
    First National Corporation              --           --           --    794,745      794,745
    Money Market Funds                      --           --           --     12,518       12,518
                                    ------------------------------------------------------------
        Total investments            2,117,167    2,705,562    3,315,349    807,263    8,945,341
                                    ------------------------------------------------------------

   Receivables:
      Employer's contribution           22,905       36,598       65,279     30,731      155,513
      Employees' contribution            3,276        4,602        8,462      4,738       21,078
                                    ------------------------------------------------------------
        Total receivables               26,181       41,200       73,741     35,469      176,591
                                    ------------------------------------------------------------

        Total assets                 2,143,348    2,746,762    3,389,090    842,732    9,121,932
                                    ------------------------------------------------------------

LIABILITIES                                 --           --           --         --           --
                                    ------------------------------------------------------------

Net assets available for benefits    2,143,348    2,746,762    3,389,090    842,732    9,121,932
                                    ============================================================


                                                  ...... PARTICIPANT DIRECTED ......
                                      ................... DECEMBER 31, 1998 ....................
                                                                             FIRST
                                      FIXED        ASSET        INDEXED    NATIONAL
                                      INCOME      MANAGER       EQUITY       CORP.
                                       FUND         FUND         FUND     STOCK FUND     TOTAL
                                       ----         ----         ----     ----------     -----
ASSETS:
  Investments, at contract value
    New York Life Insurance
      Company, Investment
      Contracts                     $1,658,703   $2,450,201   $2,847,997   $     --   $6,956,901
                                    ------------------------------------------------------------

  Investments, at fair value:
    First National Corporation              --           --           --    846,804      846,804
    Money Market Funds                      --           --           --     10,414       10,414
                                    ------------------------------------------------------------
        Total investments            1,658,703    2,450,201    2,847,997    857,218    7,814,119
                                    ------------------------------------------------------------

   Receivables:
      Employer's contribution           20,509       35,042       58,127     23,639      137,317
      Employees' contribution            2,995        4,975        7,865      3,575       19,410
                                    ------------------------------------------------------------
        Total receivables               23,504       40,017       65,992     27,214      156,727
                                    ------------------------------------------------------------

        Total assets                 1,682,207    2,490,218    2,913,989    884,432    7,970,846
                                    ------------------------------------------------------------

LIABILITIES                                 --           --           --         --           --
                                    ------------------------------------------------------------

Net assets available for benefits    1,682,207    2,490,218    2,913,989    884,432    7,970,846
                                    ============================================================


     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS,
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

------------------------------------------------------------------------------------------------------------
                                                        ........ PARTICIPANT DIRECTED .......
                                           ...................... DECEMBER 31, 1999 .......................
                                                                                      FIRST
                                           FIXED          ASSET        INDEXED       NATIONAL
                                           INCOME        MANAGER       EQUITY         CORP.
                                            FUND          FUND          FUND        STOCK FUND        TOTAL
                                            ----          ----          ----        ----------        -----
Additions to net assets attributed
  to:
   Investment income:
     Interest                            $  119,988    $       --    $       --     $      554    $  120,542
     Dividends                                   --        88,694        31,741         17,394       137,829
     Net appreciation in fair value
       of investments                            --       202,523       515,770      (191,669)       526,624
     Realized gain (loss) on
       investments                               --         1,063        42,074        (4,218)        38,919
                                         -------------------------------------------------------------------
        Total investment income             119,988       292,280       589,585      (177,939)       823,914
                                         -------------------------------------------------------------------
   Contributions:
      Employer                               22,905        36,598        65,279         30,731       155,513
      Employee                               95,689       147,623       286,689        147,167       677,168
                                         -------------------------------------------------------------------
        Total contributions                 118,594       184,221       351,968        177,898       832,681
                                         -------------------------------------------------------------------

        Total additions                     238,582       476,501       941,553           (41)     1,656,595
                                         -------------------------------------------------------------------
Deductions from net assets
   attributed to:
      Benefits paid to participants         182,816        97,865       165,646         52,024       498,351
      Administrative expenses                 7,158            --            --             --         7,158
                                         -------------------------------------------------------------------

        Total deductions                    189,974        97,865       165,646         52,024       505,509
                                         -------------------------------------------------------------------
Net increase prior to
  interfund transfers:                       48,608       378,636       775,907        (52,065)    1,151,086

      Interfund transfers                   412,533      (122,092)     (300,806)        10,365            --
                                         -------------------------------------------------------------------

        Net increase (decrease)             461,141       256,544       475,101        (41,700)    1,151,086
Net assets available for benefits:
   Beginning of year                      1,682,207     2,490,218     2,913,989        884,432     7,970,846
                                         -------------------------------------------------------------------

   End of year                            2,143,348     2,746,762     3,389,090        842,732     9,121,932
                                         ===================================================================

                                                        ........ PARTICIPANT DIRECTED ........
                                           ...................... DECEMBER 31, 1998 .......................
                                                                                      FIRST
                                           FIXED          ASSET        INDEXED       NATIONAL
                                           INCOME        MANAGER       EQUITY         CORP.
                                            FUND          FUND          FUND        STOCK FUND        TOTAL
                                            ----          ----          ----        ----------        -----
Additions to net assets attributed
  to:
   Investment income:
     Interest                            $  113,642    $       --     $      --     $      480    $  114,122
     Dividends                                   --        59,024        30,613         12,120       101,757
     Net appreciation in fair value
       of investments                            --       355,555       576,855        187,868     1,120,278
     Realized gain (loss) on
       investments                               --         3,345         1,089            102         4,536
                                         -------------------------------------------------------------------
        Total investment income             113,642       417,924       608,557        200,570     1,340,693
                                         -------------------------------------------------------------------
   Contributions:
      Employer                               20,509        35,043        58,127         23,638       137,317
      Employee                              115,922       135,710       219,895         94,106       565,633
                                         -------------------------------------------------------------------
        Total contributions                 136,431       170,753       278,022        117,744       702,950
                                         -------------------------------------------------------------------

        Total additions                     250,073       588,677       886,579        318,314     2,043,643
                                         -------------------------------------------------------------------
Deductions from net assets
   attributed to:
      Benefits paid to participants         259,155        72,144        61,558         26,935       419,792
      Administrative expenses                 7,499            --            --             --         7,499
                                         -------------------------------------------------------------------

        Total deductions                    266,654        72,144        61,558         26,935       427,291
                                         -------------------------------------------------------------------
Net increase prior to
  interfund transfers:                      (16,581)      516,533       825,021        291,379     1,616,352

      Interfund transfers                  (167,827)       56,720       110,835            272            --
                                         -------------------------------------------------------------------

        Net increase (decrease)            (184,408)      573,253       935,856        291,651     1,616,352

Net assets available for benefits:
   Beginning of year                      1,866,615     1,916,965     1,978,133        592,781     6,354,494
                                         -------------------------------------------------------------------

   End of year                            1,682,207     2,490,218     2,913,989        884,432     7,970,846
                                         ===================================================================

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN


            NOTES TO FINANCIAL STATEMENTS, DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

NOTE A - DESCRIPTION OF PLAN:

The following description of the First National Bank ("Company") Employees' Savings Plan ("Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     General - The Plan is a contributory defined contribution plan covering all full-time employees of the Company and all affiliates of the Company who have one year of service and are age twenty-one or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     Contributions - Each year, participants may contribute up to 18% of pretax annual base compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified retirement plans. The Company will match 50% of the first 4% of base compensation up to a maximum matching contribution of 2% of base compensation. Employer contributions may be made from current or accumulated net profits. Contributions are subject to certain limitations.

     Participant accounts - Each participant's account is credited with the participant's contribution, the Company's matching contribution and allocations of Plan earnings. The participant's account is charged with an allocation of administrative expenses. Allocations are based on account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

     Vesting - Participants' accounts are fully vested.

     Payment of benefits - On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of his or her account.

     Investment options - Upon enrollment in the Plan, a participant may direct employee contributions in any of the following investment options.

         1) Fixed Income Fund - Funds are invested in guaranteed interest contracts in an insurance contract. The number of participants participating in this fund at December 31, 1999 was 121.

         2) Asset Manager Fund (formerly Multi-Asset Fund) - Funds are invested in pooled insurance contracts that invest primarily in corporate bonds, common stocks, and U. S. Government securities. The number of participants participating in this fund at December 31, 1999 was 214.

FIRST NATIONAL BANK EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE A - DESCRIPTION OF PLAN (CONTINUED):

         3) Indexed Equity Fund - Funds are invested in pooled insurance contracts that invest in common stock that replicate stocks comprising the Standard and Poor's 500 Stock Index. The number of participants participating in this fund at December 31, 1999 was 242.

         4) First National Corporation Stock Fund - The First National Corporation Stock Fund invests only in First National Corporation common shares and money market equivalents. The number of participants participating in this fund at December 31, 1999 was 196.

         Participants may change the investment options quarterly.

NOTE B - SUMMARY OF ACCOUNTING POLICIES:

     Basis of Accounting - The financial statements of the Plan are prepared using the accrual method of accounting.

     Investment Valuation - The Plan's investments are stated at fair value except for its investment contract with an insurance company which is valued at contract value (Note C). The Company stock is valued at its quoted market price.

     Purchase and sales of securities are recorded on a trade-date basis.
         Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

     Payment of Benefits - Benefits are recorded when paid.

     Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

NOTE C - INVESTMENT CONTRACT WITH INSURANCE COMPANY:

The Plan has an investment contract with New York Life Insurance Company (New York Life) to invest the assets of the Plan. New York Life, as the Plan's custodian, maintains the assets in a pooled account. The account is credited with actual earnings on the underlying investments (a fixed income fund, multi-asset fund and indexed equity fund) and charged for Plan withdrawals and administrative expenses charged by New York Life.

The contract is included in the financial statements at contract value, which represents contributions made under the contract, plus earnings, less Plan withdrawals and administrative expenses.

FIRST NATIONAL BANK EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE C - INVESTMENT CONTRACT WITH INSURANCE COMPANY (CONTINUED):

Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The fair value of the investment contacts at December 31, 1999 and 1998 was $8,138,077 and $6,956,901, respectively.

NOTE D - RELATED PARTY TRANSACTIONS:

The First National Corporation Funds are held by the Plan sponsor's Trust Department. There were no fees paid by the Plan to the Trust Department.

NOTE E - INVESTMENTS:

Except for its investment contracts with an insurance company (Note C), the Plan's investments are held in a bank-administered trust fund. The following presents investments at December 31, 1999 and 1998.

                                                             1999         1998
                                                             ----         ----
Investments at fair value as Determined by quoted market price:

   First National Corporation,
      35,322 and 30,243 shares, respectively              $ 794,745    $ 846,804

   Federated Automated Government Money market
      fund (44), 7,823 and 7,662 shares, respectively         7,823        7,662

   Federated Automated Cash Management Fund
      (75), 4,695 and 2,752 shares, respectively              4,695        2,752
                                                          ---------    ---------

                                                            807,263      857,218
                                                          =========    =========

During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $565,543 as follows:

Investments at fair value as determined by
  quoted market price:
   First National Corporation                               $  (195,887)
                                                            -----------

Investments at contract value:
  Asset Manager Fund                                            203,586
  Indexed Equity Fund                                           557,844
                                                            -----------
                                                                761,430
                                                            -----------

                       Total                                    565,543
                                                            ===========

FIRST NATIONAL BANK EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE F - PLAN TERMINATION:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their account.

NOTE G - TAX STATUS:

The Internal Revenue Service has determined and informed the Company by a letter dated November 4, 1992, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code and therefore exempt from Federal and State taxation. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirement of the Internal Revenue Code.

NOTE H - PLAN OPERATING COSTS:

The Company pays certain administrative costs of the Plan such as legal, audit, and administrative fees.




    THESE NOTES ARE AN INTEGRAL PART OF THE ACCOMPANYING FINANCIAL STATEMENTS

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN

                 SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1999

-------------------------------------------------------------------------------------------------------------------------



     IDENTITY OF                                    DESCRIPTION OF INVESTMENT
     ISSUE, BORROWER,                               INCLUDING MATURITY DATE, RATE OF
     LESSOR, OR SIMILAR                             INTEREST, COLLATERAL, PAR OR                                 CURRENT
     PARTY                                          MATURITY VALUE                                COST            VALUE
-------------------------------------------------------------------------------------------------------------------------

     New York Life Insurance Co.                    Guaranteed Interest Contract              $ 2,117,167     $ 2,117,167

     New York Life Insurance Co.                    Pooled separate insurance contracts         4,158,073       6,020,910

*    First National Corporation                     35,322 common shares                          740,561         794,745

     Federated Automated Government  Fund           Money Market Fund                               7,823           7,823

     Federated Automated Cash Management Fund       Money Market Fund                               4,695           4,695



* Indicates a party in interest




     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                               FIRST NATIONAL BANK
                             EMPLOYEES' SAVINGS PLAN

        SCHEDULE OF REPORTABLE TRANSACTIONS, YEAR ENDED DECEMBER 31, 1999

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              CURRENT
                                                                                       EXPENSES               VALUE OF
                                                                                       INCURRED               ASSET ON
                                     DESCRIPTION          PURCHASE  SELLING   LEASE      WITH      COST OF   TRANSACTION  NET GAIN
IDENTITY OF PARTY INVOLVED             OF ASSET             PRICE    PRICE    RENTAL  TRANSACTION   ASSET       DATE       OR LOSS
--------------------------             --------             -----    -----    ------  -----------   -----       ----       -------
New York Life Insurance Co.  Group Annuity Contract -
                               Guaranteed Interest Acct.  $913,884  $575,408  $    -   $     -     $575,408   $     -     $     -

New York Life Insurance Co.  Group Annuity Contract -
                               Asset Manager Fund          215,765   252,685       -         -      251,622         -       1,063

New York Life Insurance Co.  Group Annuity Contract -
                               Indexed Equity              367,869   490,102       -         -      448,028         -      42,074



     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                    [J.W. Hunt and Company, LLP Letterhead]




                          INDEPENDENT AUDITORS' CONSENT




To the Board of Directors
First National Corporation


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-26029) filed by First National Corporation of our report dated June 8, 2000 appearing in the Annual Report of the First National Bank Employees' Savings Plan on Form 11-K for the year ended December 31, 1999.



/s/ J.H. Hunt and Company, LLP

Columbia, South Carolina
June 27, 2000